KPMG Peat Marwick LLP

         112 East Pecan, Suite 2400
         San Antonio, TX  78205-1585

                          INDEPENDENT AUDITORS' REPORT
                               ON INTERNAL CONTROL

The Shareholders and the Board of Directors
USAA Tax Exempt Fund, Inc.:

In planning and performing our audits of the financial statements of the USAA Long-Term, USAA Intermediate-Term, USAA Short-Term, USAA Tax Exempt Money Market, USAA California Bond, USAA California Money Market, USAA Virginia Bond, USAA Virginia Money Market, USAA New York Bond and USAA New York
Money Market Funds, separate funds of USAA Tax Exempt Fund, Inc., for the year ended March 31, 1998, we considered internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of USAA Tax Exempt Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control policies and procedures. Two of the objectives of internal control are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                            KPMG Peat Marwick LLP
May 8, 1998